March 9, 2010

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
Mail Stop 11-3
100 F Street, NW
Washington, DC  20549

Dear Sirs/Madams:

We have read Item 4.01 Changes in Registrant’s Certifying Accountant of SinoCoking Coal and Coke Chemical Industries Inc.’s Form 8-K to be dated March 6, 2010 and have the following comment:

We agree with all of the statements regarding our firm in the Form 8-K.

Yours truly,

MEYERS NORRIS PENNY LLP